Alico Announces Safety Achievement

1,000,000 hours worked without a lost time accident

LaBelle, FL, April 23, 2007 -- Alico, Inc. (NASDAQ:ALCO), a land management company, announced that it had reached a milestone of 1,000,000 man hours of work without a lost time accident. The Company attributes this achievement to a new safety incentive program initiated during fiscal year 2005.

Alico’s Chairman and Chief Executive Officer John R. Alexander stated, “I am very pleased that the Company was able to accomplish this milestone. In July 2005 we rolled out an enhanced safety program that included the hiring of a full time safety director, employee training, safety inspections of equipment and facilities and employee incentives to promote safety in the workplace. We have assessed the effectiveness of the program by counting hours of lost time and comparing the cost of implementing the program with the historic costs of lost time accidents. The overall plan has been very successful in reducing the frequency of accidents and therefore lowering the costs of both absences from work and payments related to medical expenses after subtracting the costs of the program; but more importantly, it has helped our employees to be healthier and thus provided them with a better quality of life.”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 137,000 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural and non-agricultural operations. Alico's mission is to grow its earnings and asset values through its agricultural and real estate activities to produce superior long term returns for its shareholders.

For Further Information Contact:

John R. Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.